Exhibit 10.2
DINE BRANDS GLOBAL, INC.
2019 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is entered into as of January 4, 2021 by and between DINE BRANDS GLOBAL, INC., a Delaware corporation (the “Company”), and John W. Peyton, an employee of the Company (the “Participant”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2019 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Restricted Stock Unit Award (the “Award”) pursuant to which the Participant shall receive shares of the Company's common stock, on the terms and conditions set forth herein.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF RESTRICTED STOCK UNITS. The Company hereby grants to the Participant an award of 53,8051 restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.
2.VESTING AND SETTLEMENT.
(a)Service Vesting. Subject to the Participant's continuous employment with the Company, the Restricted Stock Units shall vest in accordance with the specific vesting schedule set forth on Exhibit A hereto. Restricted Stock Units that have vested in accordance with the vesting schedule set forth on Exhibit A are referred to herein as “Vested Units.” Restricted Stock Units that are not vested are referred to herein as “Unvested Units.”
(b)Disability or Death. If the Participant's employment with the Company terminates due to Disability or death, the Restricted Stock Units shall become immediately and fully vested and thereafter be considered Vested Units.
(c)Change in Control. If the Participant's employment with the Company is terminated within a period of twenty-four (24) months following a Change in Control (i) by the Company other than for Cause or (ii) by the Participant for Good Reason (as such terms are defined herein below or in the Plan), the Restricted Stock Units shall become immediately and fully vested and thereafter be considered Vested Units.
11 To be a number of shares equal to $3,500,000 divided by the average stock price for the 20-day period immediately prior to January 4, 2021

(d)Termination of Unvested Units. Except as set forth in Sections 2(b) and 2(c) or the terms and conditions of any employment agreement between the Company and the Participant, upon the termination of the Participant's employment, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.
(e)Settlement of Vested Units. The Vested Units shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per Vested Unit within thirty (30) days after the vesting of such Restricted Stock Units as set forth on Exhibit A, or upon accelerated vesting as set forth in this Section 2. No fractional shares will be issued under this Agreement.
3.ADJUSTMENT IN COMMON STOCK. In accordance with the terms of the Plan, in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made to the terms of the Award, including the number and class of securities subject thereto, as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
4.NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant's family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 4, the Award may be exercised or settled during the Participant's lifetime only by the Participant or the Participant's legal representative or similar person. Except as permitted by this Section 4, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. Except as otherwise provided in an employment agreement between the Company and the Participant, any dispute relating to the Award shall be resolved pursuant to this Section 5. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
6.NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: Vice President - Legal (or said designee), at the Company's address or such other address as the Company may designate in writing to the Participant.
7.RIGHTS AS A STOCKHOLDER. Prior to any issuance of shares of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for the Participant or the Participant's account. Except as set forth in this Section 7, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock subject to the Award (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until such shares of Common Stock are actually delivered to the Participant hereunder. From and after the date hereof and unless and until the Award is forfeited or otherwise transferred back to the Company, the Participant will be credited with additional Restricted Stock Units having a value equal to dividends declared by the Company (other than stock dividends), if any, with record dates that occur prior to the settlement of the Award as if the shares of Common Stock underlying the Award (whether payable in shares of Common Stock or in cash) had been issued and outstanding, based on the fair market value of a share of Common Stock on the applicable dividend payment date. Any such additional Restricted Stock Units shall be considered part of the Award and shall also be credited with additional Restricted Stock Units as dividends (other than stock dividends), if any, are declared, and shall be subject to the same terms and conditions as the Restricted Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Section 2 of this Agreement). Notwithstanding the foregoing, no such additional Restricted Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 3.
8.FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Award, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award or the Common Stock. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation, or the Participant may satisfy any such obligation by any of the following means, subject to the Committee’s discretion: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, in either case equal to the amount necessary to satisfy any such obligation or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Participant’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. Regardless of any action the Company or any Subsidiary or affiliate takes with respect to any or all applicable Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or affiliate. The Participant further acknowledges and agrees that the Participant is solely responsible for filing all relevant documentation that may be required of Participant in relation to this Award or any Tax-Related Items other than filings or documentation, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of the Award, the issuance or ownership of Common Stock or any bank or brokerage account, the subsequent sale of Common Stock, and the receipt of any dividends. The Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
10.INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
11.EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.
12.AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant, subject to Section 19 below.
13.GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws. For purposes of litigating any dispute that cannot be resolved pursuant to Section 5 above, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
14.SECTION 409A. This Agreement is intended to be exempt from the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Participant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant's termination of employment, such term shall be deemed to refer to the Participant's “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant's separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant's separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant's separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant's death.
15.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
16.AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
17.DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” shall have the meaning, if any, set forth in any employment agreement between the Company and the Participant, provided that if no such agreement is in effect that contains such definition, then “Cause” shall mean, as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness); (ii) the Participant's willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant's commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant's duties; or (iv) the Participant's conviction or plea of no contest to a felony or a crime of moral turpitude.
(b)“Disability” shall have the meaning, if any, set forth in any employment agreement between the Company and the Participant, provided that if no such agreement is in effect that contains such definition, then “Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c)“Good Reason” shall have the meaning, if any, set forth in any employment agreement between the Company and the Participant, provided that if no such agreement is in effect that contains such definition, then the Participant shall have “Good Reason” in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Participant to relocate more than 50 miles from the Participant's current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant's position with the Company or significantly and adversely alters the nature or status of the Participant's responsibilities or the conditions of the Participant's employment, or (iv) reduces the Participant's base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement on the day and year first above written.
COMPANY:
DINE BRANDS GLOBAL, INC.
By:    /s/ John W. Peyton, CEO

PARTICIPANT:
John W. Peyton        /s/ John W. Peyton
Address
City/State/Zip

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
VESTING SCHEDULE
The Restricted Stock Units (RSUs) shall vest as set forth in the table below:

Grant Date	Shares Granted	Vesting Dates
01/04/2021	53,805	The RSUs shall vest in equal and ratable installments upon each of January 4, 2022 and January 4, 2023

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